SIMCLAR, INC. ANNOUNCES STRATEGIC ACQUISITION

Hialeah, FL-May 25th, 2005, -Simclar, Inc. (NASDAQ:SIMC), a multi-plant electronics contract manufacturer announced today the acquisition of Simclar (North America), Inc. a comprehensive fabricator of sheet metal components and higher level assemblies based in Winterville, North Carolina.

Simclar (North America), Inc. is a private company and was acquired from our parent, Simclar Group Limited. Simclar (North America), Inc. recorded sales of approximately $5,476,000 in 2004. These sales were generated from the company's 95,000 square foot manufacturing facility. The purchase price was $37,000, representing the net book value of Simclar (North America), Inc.'s assets less liabilities at March 31, 2005. Included in the calculation of net book value is a $3,833,000 liability reflecting an intercompany payable to Simclar Group Limited.

Barry Pardon, President commented: "This acquisition allows us to directly expand our product offerings in the Northeast and Midwest for fabricated sheet metal and higher level assemblies. Although we have a fabrication plant in Matamoros, Mexico, on medium and lower labor content fabrication, shipping costs from Mexico can, in certain circumstances, be prohibitive for certain customers, depending on their geographic location. A North Carolina facility, with full hard and soft tool capabilities, as well as a powder coat paint line and plastic injection molding is an attractive addition. We intend to expand this facility's higher level assembly capabilities over the next twelve months."

Simclar, now with six North American manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 29 years.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Simclar, Inc at its website, www.simclar.com for more information about the Company.

              Contact: Steven Ker, CFO and Secretary, 305-827-5208